Exhibit 99.1

Joel P. Moskowitz Chief Executive Officer (714) 549-0421 ext. 8261	Phil Bourdillon/Gene Heller Silverman Heller Associates (310) 208-2550
CERADYNE, INC. TO ACQUIRE EAGLEPICHER BORON LLC
Acquisition to Strengthen Ceradyne’s Nuclear and Semiconductor Product Offerings
Costa Mesa, Calif. — June 27, 2007 — Ceradyne, Inc. (Nasdaq: CRDN) announced today that it has signed a Purchase Agreement to acquire EaglePicher Boron LLC (“EP Boron”) located in Quapaw, Oklahoma, for approximately $69.0 million in cash. EP Boron was established in the early 1970’s to produce the boron isotope B10. This isotope is a strong neutron absorber and is used for both nuclear waste containment and nuclear power plant neutron radiation control. EP Boron also produces complementary chemical isotopes used in the normal operation and control of nuclear power plants.
Ceradyne anticipates that this acquisition will further strengthen its entry, announced earlier last year, into the nuclear waste containment and other nuclear power plant related ceramic materials markets.
The remaining boron isotope produced by EP Boron is B11 which is used as an additive to semiconductor grade silicon as a “doping” agent and in other semiconductor processes where ultra high purity boron is required. This growing market currently accounts for approximately 40% of EP Boron sales.
EP Boron sales were approximately $23.0 million in their fiscal year ending November 30, 2006 with strong operating margins.
David Reed, Ceradyne’s President of North American Operations, commented: “I am very excited about the pending acquisition of EaglePicher Boron. It fits perfectly in Ceradyne’s longer range strategy. We anticipate it will be accretive, synergistic with our current efforts in the nuclear and semiconductor markets, and meet our diversification objective. We also believe that Ceradyne’s entrepreneurial culture and global strategy will accelerate EaglePicher Boron’s growth. We anticipate that their management will remain in place and become an integral part of the Ceradyne team.”
The closing is anticipated within 60 days, pending necessary regulatory approvals.
Teleconference
Management will conduct a conference call to discuss the EP Boron acquisition at 9:00 a.m. PDT on Thursday, June 28, 2007. To participate in the teleconference, please call toll-free 877-717-3046 (or 706-634-6364 for international callers) approximately 10 minutes prior to the start of the call. One may also listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. For those unable to attend, these Web sites will host an archive of the call. A telephone playback will be available beginning at noon PDT on June 28 through noon PDT on June 30. The playback can be accessed by calling 800-642-1687(or 706-645-9291 for international callers) and providing Conference ID 5631374.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel, and commercial applications. Additional information about the Company can be found at www.ceradyne.com.
Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended dated December 31, 2006 and its Quarterly Reports on Form 10-Q as filed with the U.S. Securities and Exchange Commission.
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